Exhibit 4.63

FORM OF ACCOMMODATION (PICK-UP) AGREEMENT

Hereby, under the best form of the law, the parties below:

On the one side, in the position of LENDER, VIA VAREJO S.A., corporation headquartered in the city and circuit of São Caetano do Sul, at Rua João Pessoa, 83, Downtown, CEP: 09520-010, enrolled with the National Register of Legal Entities (CNPJ/MF) with the No. 33.041.260/0652-90, hereby represented under the terms of its bylaws, hereinafter simply referred to as “LENDER”;

On the other side, in the position of BORROWER, CNOVA COMÉRCIO ELETRÔNICO S/A, headquartered in the city of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, 1609, 3rd to 7th floors, Vila Olímpia, enrolled with the National Register of Legal Entities (CNPJ/MF) with the No. 07.170.938/0001-07, hereby represented under the terms of its bylaws, hereinafter simply referred to as “BORROWER”.

In the best form of the law, and to whom it may concern, the contracting parties agree on the following:

CLAUSE ONE - The LENDER is the tenant of the property situated at [location].

PARAGRAPH ONE – The object of the present instrument is the free leasing of  an area measuring approximately 12m2 (twelve metres squared), situated within the above-mentioned property, as described in the draft attached, which is executed by the parties.

PARAGRAPH TWO – The object of the present instrument is in good conditions of maintenance and use, reason by which the BORROWER undertakes keeping it in good conditions of maintenance, working and cleaning, as per Inspection Report, under penalty of characterizing contractual breach that could lead to contract termination and payment of fine and any loss or damage caused.

CLAUSE TWO - The space granted shall be used for the provision of services including transportation, delivery, exchange and return of goods of the BORROWER, being expressly forbidden to trade and/or divulge any other products or services other than those indicated above.

CLAUSE THREE – This free lease is granted for an unspecified period of time starting on the date on which this Agreement is entered into. At the end of the Agreement, the BORROWER will return the area concerned to the LENDER completely free from occupants, things and objects, with no right to indemnification, restitution or retention, and answer for the recomposition of such property in case of any damages occasioned to the same.

PARAGRAPH ONE – The Parties agree that, up to 45 (forty-five) day before the end of the Agreement, they may agree on its renewal, by means of a written amendment.

PARAGRAPH TWO – At the end of the Agreement, the area shall be inspected by the LENDER, so as to check its conditions and any occasional damages, for purposes of repairs and relevant indemnifications that the BORROWER binds itself to perform or indemnify within thirty (30) days from the receipt of communication, always at its sole account and responsibility, compliant with the regular wear and tear of the property.

CLAUSE FOUR - The BORROWER shall pay to the LENDER:

a) the amount corresponding to the monthly use of electricity, proportional to the occupied area.

b) the amount corresponding to the monthly use of water, proportional to the occupied area.

SOLE PARAGRAPH – The amounts above shall be charged by means of a bank slip to be sent by the LENDER to the BORROWER, to be paid every fifth business day of the following month in which they are due, and shall be delivered 20 (twenty) days before the due date. In case of delay in delivery of the bank slip, the payment date shall also be postponed by as many days as the delay’s duration.

CLAUSE FIVE – The BORROWER is not authorized to assign, transfer, sublet or lend the area in question to third parties, in whole or in part, except for affiliated companies and companies of the same economic, subject to prior and written approval of the LENDER. In the event of breach of this clause, the agreement will be automatically terminated and the BORROWER will be held immediately liable for any loss or damage caused.

SOLE PARAGRAPH: If ownership of the property within which the loaned area is situated is transferred in any way, even if during the course of this Agreement, the BORROWER will be obliged to return the area immediately to the LENDER, without any burden or penalty for either of the parties.

CLAUSE SIX – The BORROWER binds itself to:

(i) ensure the space provided is suitable for its purposes and will bear all costs incurred in adapting the space to its activities. Any improvements made to the area in question must be expressly authorised beforehand in writing by the LENDER and will be immediately incorporated into that area. The BORROWER will have no right to retain the improvements or to any compensation, and the LENDER may, at its exclusive discretion, demand that the improvements made, even if with its consent, be removed at the BORROWER's expense and under its responsibility.

(ii) provide for the document that, according to its interpretation, are sufficient to the legal  to perform and operate its activities, including, as soon as required by the competent public agencies, obtaining of all required permits and licenses at the municipal level necessary for the installation, use and operation, at its own expenses.

(iii) bind itself to meet all current and future legal and administrative requirements applicable to its activities, and to keep all required document available at the site in case of control by the competent bodies, including the Ministério do Trabalho e Emprego – MTE,  Ministério da Previdência Social – MPS and Instituto Nacional do Seguro Social – INSS.

(iv) directly pay any direct and indirect remuneration (salary and benefits) owed to its employees, agents, representatives or hired professionals, who are directly or indirectly involved in the performance of its activities, and in the installation, use and operation of its site.

(v) directly answer for all taxes and social, pension and insurance contributions owed by virtue of the exercise of its activity, the bond kept with its employees, agents, representatives or hired professionals, and for the performance of its activities, and for the installation, use and operation of its site, strictly observing applicable labour laws and collective conventions.

(vi) be liable before any judicial or administrative agency, entity or direct or indirect public administration agent, prompt identifying itself as sole employer or receiver of services provided by its employees, agents, representatives or hired professionals, directly or indirectly involved in the activities of installation, use and operation of its activities, solely bearing with any legal or conventional labour, civil and criminal obligations, including those resulting from labour-related accidents.

(vii) take all necessary preventive and corrective measures, to guarantee that its employees, agents, representatives or hired professionals, directly or indirectly involved in the activities of installation, use and operation of its activities shall not maintain any relationship with LENDER. However , if the LENDER is included in judicial or administrative proceedings of any kind (labour, civil or criminal), having been summoned as a defendant, either sole defendant or co-defendant, in a proceeding that arises from, is based on or has a relationship with this agreement, as well as any discussion of any labour, civil or criminal rights, the Borrower agrees to join in the suit or procedure, if not already included , for the purpose of replacing the LENDER, presenting itself as the sole and exclusive responsible person and requesting the exclusion of LENDER. In any event, whether or not the Borrower succeeds in excluding the LENDER, the Borrower shall monitor the process or procedure in all its terms, as the main and only payer, being responsible for all expenses arising from it, notably from any convictions, costs, attorney fees and expert witnesses and other legal costs, and this obligation shall subsist during the term of this agreement and after its termination, until the recognition of any rights, facts or acts that , under this agreement and during its execution, can or could, directly or indirectly, be attributable to LENDER.

(viii) bind itself to undertake any claim of civil (private or brought by public agencies), regulatory, accident-related or tax nature that is connected to the object of this Agreement, formulated against the LENDER, within the judicial, administrative spheres or by means of third-party extrajudicial claim, spontaneously appearing in the records to request its admission and exclusion of LENDER from the suit or, in case of extrajudicial claim, answering to the third party about the full exemption of responsibility of LENDER.

(ix) fully indemnify the LENDER for any materials, personal, non-material (moral) or property damages (perdas e danos) arising from acts solely and provenly practiced by its employees, agents, representatives or hired professionals, directly or indirectly involved in its activities of installation, use and operation of its activities, whether by means of wilful misconduct or fault (negligence, imprudence and/or malpractice).

(x) in case BORROWER keeps the figures and/or amounts at the leased site, it shall provide for effective security system, consisting of safes or equivalent, therefore exempting LENDER from any responsibility in case of robbery, theft or deterioration, since there is no evidence of its sole fault.

(xi) fulfil the safety and operation policies of the LENDER regarding working hours and the posture of agents, promptly complying with the instructions and requests placed by LENDER in case of any situation that, according to its policies, may jeopardize the operation security.

(xii) care for the spaces provided, bearing with all direct and indirect expenses and costs relating to maintenance and cleaning of such places during the installation, use and operation of its activities.

CLAUSE SEVEN – It is the sole responsibility of the BORROWER the insurance of its property or the property under its custody. The LENDER does not recognize any responsibility, including compensation for any personal injury and or property damage, theft, robbery, and others, that the BORROWER or third parties and come to suffer.

CLAUSE EIGHT – The BORROWER shall be the sole responsible for still any and all injury, damage or loss caused to the LENDER and/or to third parties due to accident, fire or any other event , resulting directly or indirectly from the activities carried out by the BORROWER, and may not be invoke solidarity with the LENDER in no account

CLAUSE NINE - In case BORROWER, after the term of this Agreement, fails in returning the property free of any person and belongings it shall pay fine of one hundred Brazilian Reais (R$ 100.00) from the first day following the date established in the notice for vacancy, being that such amount shall be monetarily adjusted as per the index IGPM/FGV, with reference date on the day of execution of this agreement.

PARAGRAPH ONE - Failure to return the property within the prescribed period shall have the legal treatment compatible with unjust possession, and appropriate legal actions will be taken by the LENDER.

CLAUSE TEN - The LENDER reserves the right to, at any time, reclaim possession of the property, by reason of breach of contract, property abandonment or bankruptcy of the BORROWER.

CLAUSE ELEVEN – The BORROWER shall bear with all expenses that be required for vacating the property within the term set herein.

CLAUSE TWELVE – This agreement will not impute to the LENDER any duty of custody, safekeeping or preservation of goods, values and/ or equipment exposed, stored or maintained at the selling locations of the BORROWER and the rules of deposit (articles 627 to 646 of Law No. 10-.406, of January 10, 2002 – Civil Code) do not apply to this agreement. The relationship described and specified herein shall prevail between the parties.

CLAUSE THIRTEEN - The Parties expressly state they are not acting under any kind of vice of consent, and that they have been carefully instructed and assisted by their respective attorneys, reason by which they do not fit in the concept of technical-economic-legal lack of sufficiency, having elected the courts of the Circuit of São Paulo-SP to resolve any controversies arising from this Agreement.

In witness whereof, the parties state having full acknowledgment of the obligations agreed herein, which shall be respected by their heirs, and execute the present instrument in four (4) counterparts of the same content.

[city], [date]

LENDER: VIA VAREJO S/A

1.	2.

Name:	Name:
Position:	Position:

BORROWER: CNOVA COMÉRCIO ELETRÔNICO S/A

1.	2.

Name:	Name:
Position:	Position:

Witnesses:

1.	2.

Name:	Name:
ID no.	ID no.